UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

June 3, 2011

DCT INDUSTRIAL TRUST INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-33201	82-0538520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 17th Street, Suite 800 Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 597-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On June 3, 2011, DCT Industrial Operating Partnership LP (the “Company”), the operating partnership of DCT Industrial Trust Inc., entered into an amendment (the “Amendment”) to its existing $300 million senior unsecured revolving credit facility that it had entered into on August 17, 2010.

Among other things, the Amendment extended the maturity date of the facility from August 19, 2013 to June 3, 2015, expanded the number of banks included in the facility from nine to 12 banks and reduced the interest rate payable under the facility. Previously, under the facility, loans bore interest at rates ranging from 1.1% to 3.1% per annum over the selected floating base interest rate depending upon the Company’s leverage ratio and the type of loan. Under the facility, as amended, loans will initially bear interest at rates ranging from 0.65% to 2.35% per annum over the selected floating base interest rate depending upon the Company’s leverage ratio and the type of loan. Based on the Company’s current leverage ratio under the facility, as amended, the current interest rate for LIBOR-based loans is 2.09% per annum. If, in the future, the Company receives credit ratings for its long-term unsecured debt, then margins will be based on the Company’s credit ratings and a different range of margins will apply.

The Amendment also provides the Company with the ability from time to time to increase the size of the senior unsecured revolving credit facility by up to an additional $200 million to a total of $500 million, subject to receipt of lender commitments and other conditions. Previously, the facility had only provided for an increase by up to an additional $100 million.

The foregoing summary is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

On June 3, 2011, the Company entered into a term loan agreement (the “Agreement”) with a syndicate of 12 banks, led by Bank of America, N.A., pursuant to which the Company borrowed $175 million in the form of a four-year, unsecured term loan. The term loan is scheduled to mature on June 3, 2015, and may be prepaid in whole or in part without penalty at any time. The Company used the net proceeds from the term loan, together with proceeds from a draw under the Company’s senior unsecured revolving credit facility, to repay the Company’s existing unsecured term loan that was scheduled to mature on June 6, 2011.

The Agreement provides for a variable interest rate for the term loan based on either the base rate under the Agreement or LIBOR, at the Company’s election, plus a margin that is initially based on the Company’s leverage ratio. The margins on base rate loans initially may range from 0.80% to 1.65% per annum, and the margins on LIBOR-based loans may range from 1.80% to 2.65% per annum. Under the Agreement, the base rate is defined as the highest of the overnight Federal funds rate plus 0.50%, the prime rate of Bank of America, N.A. or LIBOR for a one-month period plus 1.00%. The Company has initially designated the term loan as a LIBOR-based loan, and the initial interest rate on the term loan is 2.29% per annum, which includes an initial margin of 2.10% per annum based on the Company’s current leverage ratio. If, in the future, the Company receives credit ratings for its long-term unsecured debt, then margins will be based on the Company’s credit ratings and a different range of margins will apply.

The Agreement contains various covenants (including, among others, financial covenants with respect to tangible net worth, debt service coverage and unsecured and secured consolidated leverage and covenants relating to dividends and other restricted payments, liens, certain investments and transactions with affiliates) and if the Company breaches any of these covenants, or fails to pay interest or principal on the loans when due, the lenders could accelerate the due date of the entire amount borrowed. The Agreement also contains other events of default, which would entitle the lenders to accelerate the due date of the entire amount borrowed, including, among others, change of control events, defaults under certain other obligations of the Company and insolvency or bankruptcy events.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

10.1	First Amendment to Credit Agreement, dated as of June 3, 2011 among DCT Industrial Operating Partnership LP, the lenders identified therein and Bank of America, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCT INDUSTRIAL TRUST INC.

June 6, 2011

	By:	/s/ John G. Spiegleman
Name: John G. Spiegleman
Title: Executive Vice President, General Counsel and Secretary